Exhibit 99.1

Kura Oncology Reports Fourth Quarter and full year 2025 Financial Results

– KOMZIFTI™ (ziftomenib) launch generating early revenue momentum and rapid payer coverage decisions –

– Market feedback emphasizes differentiated safety, combinability and convenience of ziftomenib, supporting ongoing development plans targeting up to 50% of AML patients –

– Orange Book listing of patents extending up to 2044 reinforces long-term value for KOMZIFTI –

– FIT-001 Phase 1b dose expansion initiated for darlifarnib and cabozantinib combination in advanced renal cell carcinoma –

– Multiple 2026 clinical data milestones expected across AML and solid tumor programs –

– Strong capital position of $667.2 million in cash, cash equivalents and short-term investments, together with $180 million in anticipated collaboration payments, expected to support advancement of ziftomenib AML program to first topline Phase 3 results in KOMET-017 –

– Management to host webcast and conference call today at 8:00 a.m. ET –

SAN DIEGO, March 5, 2026 – Kura Oncology, Inc. (Nasdaq: KURA), a biopharmaceutical company focused on precision medicines for cancer, today reported fourth quarter and full year 2025 financial results and provided a corporate update.

“We are encouraged by the early launch trajectory of KOMZIFTI and the positive feedback from physicians, pharmacists and payers on its differentiated clinical profile,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “With a compelling combination of efficacy, safety, compatibility, and simplicity, we believe KOMZIFTI is well positioned to lead in R/R NPM1-mutated AML. In 2026, we expect multiple clinical milestones in the combination and frontline settings that could significantly broaden the opportunity for ziftomenib across the AML treatment continuum. In addition, our solid tumor programs, including ziftomenib in gastrointestinal tumors and darlifarnib in both renal cell carcinoma and KRASG12C-mutated solid tumors, continue to advance, representing a potential addressable population of more than 200,000 patients. Importantly, our strong balance sheet, bolstered by anticipated collaboration milestones, provides the capital required to reach key value-inflecting frontline Phase 3 data and advance our next wave of novel therapies.”

2025 Highlights and Recent Developments

KOMZIFTI Commercial Launch

·
Granted full approval by the U.S Food and Drug Administration (FDA) for adult patients with relapsed or refractory (R/R) acute myeloid leukemia (AML) with a susceptible NPM1 mutation who have no satisfactory alternative treatment options. KOMZIFTI is the first and only once-daily, oral menin inhibitor approved for R/R NPM1-mutant (NPM1-m) AML.

·
Generated $2.1 million in net product revenue in the fourth quarter of 2025, based on approximately five weeks of commercial sales following November 13 approval.

·
Added to the National Comprehensive Cancer Network® (NCCN) Clinical Practice Guidelines in Oncology (NCCN Guidelines®) as a Category 2A recommended treatment option for adults with R/R NPM1-m AML.

·
Delivered product in channel within five business days of FDA approval, triggering a $135 million milestone payment from Kyowa Kirin.

·
Received rapid payer coverage within the first 90 days – approximately 80% of private payers had established published coverage policies, all aligned with the label with no additional restrictions.

·
Added to the FDA Orange Book, with listed patents extending up to July 2044, which support long-term market exclusivity in the United States.

Advancing Ziftomenib Across the AML Treatment Continuum

·
Initiated pivotal KOMET-017 Phase 3 frontline trials evaluating ziftomenib in combination with intensive and non-intensive chemotherapy in patients with NPM1-m or KMT2A-rearranged (KMT2A-r) AML in the frontline setting. Received two $30 million milestone payments from Kyowa Kirin in connection with first patient dosing in each of the two Phase 3 trials.

·
Presented positive Phase 1a/1b KOMET-007 (NCT05735184) data at ASH 2025 demonstrating a favorable safety profile and encouraging antileukemic activity for ziftomenib in combination with venetoclax and azacitidine (ven/aza) in newly diagnosed NPM1-m AML as well as patients with R/R NPM1-m or KMT2A-r AML.

·
Dosed the first patient in the FLT3 inhibitor cohort of KOMET-007 trial evaluating ziftomenib combined with quizartinib plus cytarabine and daunorubicin (7+3) induction chemotherapy in patients with newly diagnosed AML harboring FLT3-ITD/NPM1 co-mutations.

Solid Tumor Pipeline Progress

•
Initiated Phase 1b dose expansion in the FIT-001 trial evaluating darlifarnib plus cabozantinib in advanced renal cell carcinoma (RCC).

•
Presented preclinical and preliminary clinical data at ESMO 2025 highlighting the potential of darlifarnib to enhance the anti-tumor activity of PI3Kα inhibitors, KRAS inhibitors, and antiangiogenic tyrosine kinase inhibitors across multiple solid tumor indications.

2026 Strategic Priorities and Anticipated Milestones

Kura expects 2026 to be a data-rich year with multiple potential value inflection points:

KOMZIFTI Commercial Execution

•
Establish clear differentiation in the menin inhibitor class
•
Deliver strong quarter-over-quarter growth in revenue and adoption
•
Achieve leading class share in R/R NPM1-m AML setting

Ziftomenib – Development in Frontline AML

•
Continue enrollment in the pivotal KOMET-017 Phase 3 trials
•
Present updated KOMET-007 data for ziftomenib plus 7+3 in frontline NPM1-m/KMT2A-r AML (1H 2026)
•
Advance enrollment of KOMET-007 cohort for ziftomenib, quizartinib, and 7+3 quadruplet combination in frontline NPM1-m/FLT3-ITD AML

Ziftomenib – Development in R/R AML

•
Publish data for ziftomenib plus ven/aza in R/R NPM1-m AML (1H 2026)
•
Present preliminary KOMET-008 data for ziftomenib and gilteritinib combination in R/R NPM1-m/FLT3-m AML (2H 2026)

Ziftomenib and Menin Inhibition – Expansion into Solid Tumors

•
Advance enrollment of KOMET-015 for ziftomenib and imatinib combination in gastrointestinal stromal tumors (GIST)
•
Progress preclinical development of a next-generation menin inhibitor for use in combination therapy for solid tumors

Darlifarnib

•
Present preliminary clinical data for darlifarnib plus adagrasib in KRASG12C-mutated solid tumors (1H 2026)
•
Present updated Phase 1a data with ~ 1 year of additional follow-up for darlifarnib plus cabozantinib in advanced RCC (2H 2026)

KO-7246 (Next-Generation Menin Inhibitor)

•
Advance KO-7246 into IND-enabling studies for diabetes and cardiometabolic disease
•
Present additional preclinical data for menin inhibitors in Type 1 and Type 2 diabetes

Fourth Quarter 2025 Financial Results

•
Net product revenue: $2.1 million (first five weeks of commercial sales following November 13 approval of KOMZIFTI).
•
Collaboration revenue: $15.2 million, compared to $53.9 million for Q4 2024, reflecting non-cash revenue recognition under the collaboration agreement with Kyowa Kirin.
•
R&D expenses: $64.4 million, compared to $52.3 million for Q4 2024, primarily driven by advancement of ziftomenib combination trials, including KOMET-017.
•
SG&A expenses: $39.1 million, compared to $24.1 million for Q4 2024, reflecting commercialization-related investments.
•
Net loss: $81.0 million, compared to $19.2 million for Q4 2024. Net loss includes $11.3 million in non-cash, share-based compensation expense compared to $8.6 million for the same period in 2024.

As of December 31, 2025, Kura had $667.2 million in cash, cash equivalents and short-term investments, compared to $727.4 million as of December 31, 2024.

The Company believes that its cash, cash equivalents and short-term investments as of December 31, 2025, will be sufficient to fund its current operating plan into the fourth quarter of 2027. When combined with the anticipated $180 million in payments under the collaboration agreement with Kyowa Kirin, these resources are expected to fund the ziftomenib AML program through the topline results from the first pivotal Phase 3 KOMET-017 frontline trial, anticipated in 2028.

Conference Call and Webcast

Kura’s management will host a webcast and conference call at 8:00 a.m. ET / 5:00 a.m. PT today, March 5, 2026, to discuss financial results and to provide a corporate update.

A live webcast and archived replay of the event will be available here or online from the Investors section of the Company’s website at www.kuraoncology.com.

About Kura Oncology

Kura Oncology is a biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. Kura’s pipeline of small molecule drug candidates is designed to target cancer signaling pathways and address high-need hematologic malignancies and solid tumors. Kura developed and is commercializing KOMZIFTI™ (ziftomenib), the FDA-approved once-daily, oral menin inhibitor for the treatment of adults with relapsed or refractory NPM1-mutated acute myeloid leukemia, and continues to pioneer advancements in menin inhibition and farnesyl transferase inhibition. For additional information, please visit the Kura website and follow us on X and LinkedIn.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Kura’s performance in 2026; the commercial potential of KOMZIFTI; KOMZIFTI’s potential long-term value; KOMZIFTI’s potential market leadership in R/R NPM1-m AML; Kura’s research, preclinical and clinical development activities; plans and projected timelines for ziftomenib, darlifarnib and preclinical assets; the expected timing and presentation of results and data from clinical trials; the strength of Kura’s balance sheet and Kura’s anticipated cash runway. Factors that may cause actual results to differ materially include risks associated with market competition, market acceptance and commercialization of KOMZIFTI; risks associated with the conduct of preclinical studies and clinical trials; risks that Kura’s actual future financial and operating results may differ from its expectations or goals; the risk that Kura’s product candidates may not receive regulatory approval; the potential for KOMZIFTI or Kura’s product candidates to have unexpected adverse side effects; the risk that Kura may not be able to obtain additional financing; the risk that the collaboration with Kyowa Kirin is unsuccessful; and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company's periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

FLT3, Fms-like tyrosine kinase 3 gene; KMT2A, lysine methyltransferase 2A gene; NPM1, nucleophosmin 1 gene; ITD, Internal Random Duplication; KRAS, Kirsten Rat Sarcoma Virus oncogene homolog.

KURA ONCOLOGY, INC.
Statements of Operations Data
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue
Product revenue, net	$2,132	$—	$2,132	$—
Collaboration revenue	15,204	53,883	65,350	53,883
Total revenue	17,336	53,883	67,482	53,883
Operating expenses
Cost of product sales	57	—	57	—
Research and development	64,408	52,267	251,074	169,967
Selling, general and administrative	39,139	24,071	119,982	77,111
Total operating expenses	103,604	76,338	371,113	247,078
Other income, net	5,340	5,256	25,262	21,230
Income tax expense	71	2,018	297	2,018
Net loss	$(80,999)	$(19,217)	$(278,666)	$(173,983)
Net loss per share, basic and diluted	$(0.92)	$(0.22)	$(3.18)	$(2.02)
Weighted average number of shares used in computing net loss per share, basic and diluted	88,050	87,136	87,676	86,161

KURA ONCOLOGY, INC.
Balance Sheet Data
(unaudited)
(in thousands)

	December 31,	December 31,
	2025	2024
Cash, cash equivalents and short-term investments	$667,240	$727,395
Working capital	591,689	666,117
Total assets	738,363	760,159
Long-term liabilities	447,254	267,807
Accumulated deficit	(1,174,088)	(895,422)
Stockholders’ equity	174,135	413,640

About KOMZIFTI™ (ziftomenib)

KOMZIFTI (ziftomenib) is an oral menin inhibitor approved for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with a susceptible NPM1 mutation who have no satisfactory alternative treatment options.

Ziftomenib is in development for the frontline treatment of AML harboring NPM1 mutations, KMT2A translocations and FLT3 mutations, with the potential to be combined with approved therapies and benefit a broad spectrum of patients earlier in their disease course.

IMPORTANT SAFETY INFORMATION FOR KOMZIFTI FROM THE U.S. PRESCRIBING INFORMATION

Boxed WARNING: DIFFERENTIATION SYNDROME

Differentiation syndrome, which can be fatal, has occurred with KOMZIFTI. Signs and symptoms may include fever, joint pain, hypotension, hypoxia, dyspnea, rapid weight gain or peripheral edema, pleural or pericardial effusions, pulmonary infiltrates, acute kidney injury, and rashes. If differentiation syndrome is suspected, interrupt KOMZIFTI, and initiate oral or intravenous corticosteroids with hemodynamic and laboratory monitoring until symptom resolution; resume KOMZIFTI upon symptom improvement.

WARNINGS AND PRECAUTIONS

Differentiation Syndrome

KOMZIFTI can cause fatal or life-threatening differentiation syndrome (DS). DS is associated with rapid proliferation and differentiation of myeloid cells. Symptoms of DS, including those seen in patients treated with KOMZIFTI, may include fever, hypoxia, joint pain, hypotension, dyspnea, rapid weight gain or peripheral edema, pleural or pericardial effusions, acute kidney injury, and rashes.

In the clinical trial, DS occurred in 29 (26%) of 112 patients with R/R AML with an NPM1 mutation who were treated with KOMZIFTI at the recommended dosage. DS was Grade 3 in 13% and fatal in two patients. In broader evaluation of all patients with any genetic form of AML treated with KOMZIFTI monotherapy in clinical trials, DS occurred in 25% of patients. Four fatal cases of DS occurred out of 39 patients with KMT2A-rearranged AML treated with KOMZIFTI. KOMZIFTI is not approved for use in patients with KMT2A-rearranged AML.

In the 112 patients with an NPM1 mutation, DS was observed with and without concomitant hyperleukocytosis, in as early as 3 days and up to 46 days after KOMZIFTI initiation. The median time to onset was 15 days. Two patients experienced more than one DS event. Treatment was interrupted and resumed in 15 (13%) patients, while it was permanently discontinued in 2 (2%) patients.

Prior to starting treatment with KOMZIFTI, reduce the WBC counts to less than 25 x 10⁹/L. If DS is suspected, interrupt KOMZIFTI, initiate oral or intravenous corticosteroids (e.g., dexamethasone 10 mg every 12 hours) for a minimum of 3 days with hemodynamic and laboratory monitoring. Resume treatment with KOMZIFTI at the same dose level when signs and symptoms improve and are Grade 2 or lower. Taper corticosteroids over a minimum of 3 days after adequate control or resolution of symptoms. Symptoms of DS may recur with premature discontinuation of corticosteroid treatment.

QTc Interval Prolongation

KOMZIFTI can cause QTc interval prolongation. In the clinical trial, QTc interval prolongation was reported as an adverse reaction in 12% of 112 patients treated with KOMZIFTI at the recommended dosage for R/R AML with an NPM1 mutation. QTc interval prolongation was Grade 3 in 8% of patients. The heart-rate corrected QT interval (using Fridericia’s method) (QTcF) was greater than 500 msec in 9% of patients, and the increase from baseline QTcF was greater than 60 msec in 12% of patients. KOMZIFTI dose reduction was required for 1% of patients due to QTc interval prolongation. QTc prolongation occurred in 14% of the 42 patients less than 65 years of age and in 10% of the 70 patients 65 years of age or older.

Correct electrolyte abnormalities, including hypokalemia and hypomagnesemia, prior to treatment with KOMZIFTI. Perform an ECG prior to initiation of treatment with KOMZIFTI, and do not initiate KOMZIFTI in patients with QTcF > 480 msec. Perform an ECG at least once weekly for the first four weeks on treatment, and at least monthly thereafter. Interrupt KOMZIFTI if the QTc interval is > 500 ms or the change from baseline is > 60 ms (Grade 3). In patients with congenital long QTc syndrome, congestive heart failure, electrolyte abnormalities, or those who are taking medications known to prolong the QTc interval, more frequent ECG monitoring may be necessary. Concomitant use of KOMZIFTI with drugs known to prolong the QTc interval may increase the risk of QTc interval prolongation, result in a greater increase in the QTc interval and adverse reactions associated with QTc interval prolongation, including Torsades de Pointes, other serious arrhythmias, and sudden death.

Embryo-Fetal Toxicity

Based on findings in animals and its mechanism of action, KOMZIFTI can cause embryo-fetal harm when administered to a pregnant woman. Advise pregnant women of the potential risk to the fetus. Advise females of reproductive potential to use effective contraception during treatment with KOMZIFTI and for 6 months after the last dose. Advise males with female partners of reproductive potential to use effective contraception during treatment with KOMZIFTI and for 3 months after the last dose.

ADVERSE REACTIONS

Fatal adverse reactions occurred in 4 (4%) patients who received KOMZIFTI, including 2 with differentiation syndrome, 1 with infection, and 1 with sudden death. Serious adverse reactions were reported in 79% of patients who received KOMZIFTI. Serious adverse reactions occurring in ≥ 5% of patients included infection without an identified pathogen (29%), febrile neutropenia (18%), bacterial infection (16%), differentiation syndrome (16%), and dyspnea (6%).

Dosage interruption of KOMZIFTI due to an adverse reaction occurred in 54% of patients. Adverse reactions that required dose interruption in ≥ 2% of patients included infection without an identified pathogen (15%), differentiation syndrome (13%), febrile neutropenia (5%), pyrexia (4%), electrocardiogram QT prolonged (4%), leukocytosis (4%), bacterial infection (3%), cardiac failure (2%), cholecystitis (2%), diarrhea (2%), pruritus (2%), and thrombosis (2%). Dose reduction of KOMZIFTI due to an adverse reaction occurred in 4% of patients. Permanent discontinuation of KOMZIFTI due to an adverse reaction occurred in 21% of patients. Adverse reactions that required permanent discontinuation of KOMZIFTI in ≥ 2% of patients were infection without an identified pathogen (8%), bacterial infection (4%), cardiac arrest (2%), and differentiation syndrome (2%).

Most common (≥ 20%) adverse reactions, including laboratory abnormalities, were aspartate aminotransferase increased (53%), infection without an identified pathogen (52%), potassium decreased (52%), albumin decreased (51%), alanine aminotransferase increased (50%), sodium decreased (49%), creatinine increased (45%), alkaline phosphatase increased (41%), hemorrhage (38%), diarrhea (36%), nausea (35%), fatigue (34%), edema (30%), bacterial infection (28%), musculoskeletal pain (28%), bilirubin increased (27%), potassium increased (26%), differentiation syndrome (26%), pruritus (23%), febrile neutropenia (22%), and transaminases increased (21%).

DRUG INTERACTIONS

Drug interactions may occur when KOMZIFTI is concomitantly used with:

•
Strong or Moderate CYP3A4 Inhibitors: Monitor patients more frequently for KOMZIFTI-associated adverse reactions.
•
Strong or Moderate CYP3A4 Inducers: Avoid concomitant use of KOMZIFTI.
•
Gastric Acid Reducing Agents: Avoid concomitant use of KOMZIFTI with proton pump inhibitors (PPIs), H2 receptor antagonists (H2RAs), or locally acting antacids. If concomitant use with H2RAs or locally acting antacids cannot be avoided, modify KOMZIFTI administration time.
o
Take KOMZIFTI 2 hours before or 10 hours after administration of an H2 receptor antagonist.
o
Take KOMZIFTI 2 hours before or 2 hours after administration of a locally acting antacid.
•
Drugs that Prolong the QTc Interval: Avoid concomitant use of KOMZIFTI. If concomitant use cannot be avoided, obtain ECGs when initiating, during concomitant use, and as clinically indicated. Interrupt KOMZIFTI if the QTc interval is > 500 ms or the change from baseline is > 60 ms.

USE IN SPECIFIC POPULATIONS

Pregnancy: Based on findings in animals and its mechanism of action, KOMZIFTI can cause embryo-fetal harm when administered to a pregnant woman. Advise pregnant women of the potential risk to a fetus. Verify pregnancy status in females of reproductive potential prior to starting KOMZIFTI.

Lactation: Because of the potential for adverse reactions in the breastfed child, advise women not to breastfeed during treatment with KOMZIFTI and for 2 weeks after the last dose.

Infertility: Based on findings in animals, KOMZIFTI may impair fertility in females and males of reproductive potential.

Please see full Prescribing Information, including Boxed WARNING.

Contacts

Investors and media:

Greg Mann
858-987-4046
gmann@kuraoncology.com